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Microbot Medical Inc. Announces Investor Briefing Conference Call and Webcast

Scheduled for Thursday, April 6th at 10:00am ET

Hingham, MA – March 29, 2017 – Microbot Medical Inc. (Nasdaq: MBOT), a medical device company specializing in the design and development of transformational micro-robotic medical technologies, announced today that it will host an investor briefing conference call and webcast on Thursday, April 6, 2017, at 10:00 a.m. ET. At this briefing, Microbot’s management will review the Company’s business strategy and product development pipeline, as disclosed in the company’s 10-K, which was filed on March 21, 2017. Participants are welcome to submit questions to management that may be answered during the Q&A portion of the call, via email to aprior@evcgroup.com.

For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number is 888-437-9364 (U.S./Canada) or 719-457-2643 (international) and providing the Conference ID 9649093. A live webcast and subsequent archived replay of the Company’s presentation may be accessed via the ‘Investors’ section, under ‘Presentations and Resources’ of the Company’s website at www.microbotmedical.com.

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call, by dialing 888-203-1112 (U.S./Canada) or +1 719-457-0820 (international) and providing the Conference ID 9649093. An archived webcast will also be available and may be accessed in the ‘Investors’ section of the Company’s website at www.microbotmedical.com.

About Microbot Medical, Inc.

Microbot, which was founded in 2010 and commenced operations in 2011, became a NASDAQ listed company on November 28, 2016. The Company specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current platforms, ViRob and TipCAT, are comprised of two highly advanced micro-robotic technologies, from which the Company is currently developing its first two product candidates: the Self Cleaning Shunt, or SCS, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH; and a self-propelling, semi-disposable endoscope that is being developed initially for use in colonoscopy procedures. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRob technology is a revolutionary autonomous crawling micro-robot which can be controlled remotely or within the body. Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system. Its unique structure gives it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time. To learn more about ViRob please visit http://www.microbotmedical.com/technology/virob/.

TipCAT is a transformational self-propelled, flexible, and semi-disposable endoscope providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract. Its locomotion mechanism is perfectly suitable to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body. To learn more about TipCAT visit http://www.microbotmedical.com/technology/tipcat/.

Investor Contacts:

EVC Group

Michael Polyviou/Doug Sherk – Investors

mpolyviou@evcgroup.com; dsherk@evcgroup.com

(646) 445-4800

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